Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Medialink Worldwide Incorporated:

We consent to the incorporation by reference in the registration statement (Nos. 333-27207 and 333-126213) on Form S-8 and in the registration statement (Nos. 333-120956) on Form S-3 of Medialink Worldwide Incorporated of our report dated April 15, 2009, with respect to the consolidated balance sheets of Medialink Worldwide Incorporated and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related consolidated financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of Medialink Worldwide Incorporated.

Our report dated April 15, 2009 contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations and expects to incur operating losses and negative cash flows from operations in 2009. The Company’s sole source of capital is its working capital, which may not be sufficient to fund continuing operating losses and existing obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
New York, New York
April 15, 2009